SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 4, 2012

ABSOLUTE LIFE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53446	71-1013330
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

45 Broadway, 6th Floor

New York, NY 10006

(Address of principal executive offices)

(212) 201-4070

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2012, Absolute Life Solutions, Inc. (the “Company”) entered into a Revolving Credit, Term Loan and Security Agreement (the “Loan and Security Agreement”) with certain parties, which were the holders of, in the aggregate, all of the Company’s Series A and Series B Preferred Stock (the “Lenders”). Platinum Partners Value Arbitrage Fund L.P., one of the Lenders, is serving as Agent for the Lenders. Pursuant to the Loan and Security Agreement, the Lenders agreed to lend to the Company, in the aggregate (i) a maximum of $10,000,000 on a revolving loan basis (the “Revolving Loan”) from the one Lender who agreed to do so, and (ii) $57,150,000 as a term loan (the “Term Loan”). Both the Revolving Loan and the Term Loan (collectively, the “Loans”) are due on October 31, 2012 (the “Maturity Date”), subject to acceleration upon the occurrence of certain specified events of default. The Loans bear interest at the rate of 12.5% per annum, due on the Maturity Date. . Repayment of the Loans is secured by a security interest in all of the assets of the Company, including all of the life insurance policies owned by the Company as well as all other assets of the Company.

The Company will be entitled to request a draw on the Revolving Loan if needed to pay premiums on the life insurance policies owned by the Company as or before they come due and working capital purposes , subject to certain other conditions being satisfied and the Revolving Loan lender’s agreement to make the advance at that time. Proceeds of any draw down on the Revolving Loan will be used to pay such premiums and other applications provided in the Loan and Security Agreement or approved by the Agent.

If the Company cannot arrange for a sale, joint venture or additional financing of the life insurance policies owned by the Company by the Maturity Date, the Company will likely not be able to pay off the Loans at the Maturity Date. In that event, the Lenders will have the right to foreclose on the collateral, including all of the life insurance policies owned by the Company and any beneficial interest the Company may have in other assets, including any ownership interest in any subsidiaries.

Simultaneously, the Company entered into an agreement (the “Preferred Shares Agreement”) with the Lenders, as holders of the Company’s preferred stock, for the Company’s purchase from the Lenders of an aggregate of 48,300 shares of the Series A and 8,850 shares of Series B Preferred Stock, which represent all of the issued and outstanding shares of preferred stock and which have an aggregate stated value of $57,150,000, for a purchase price of $57,150,000. (The payment will be made by the Company applying all of the proceeds of the Term Loan for such purpose.) As part of the purchase, the Lenders, who also held warrants to purchase 57,592,500 shares of the Company’s stock at exercise prices from $2 and $4 a share, agreed to cancel those warrants.

The Series A Preferred Stock and Series B Preferred Stock held by the Lenders included provisions allowing for the conversion of the preferred shares into shares of Common Stock of the Company. After the purchase of the Series A Preferred Stock and Series B Preferred Stock held by the Lenders, there are no shares of Preferred Stock currently outstanding and all of the warrants held by the Lenders have been canceled. As a result of the purchase of the Preferred Stock and cancellation of the warrants, the Company is withdrawing its registration statement on Form S-1, which proposed to cover the resale by the holders of the shares of common stock issuable on conversion of the Preferred Stock and the exercise of the warrants.

The foregoing summary of the terms of the Loan and Security Agreement and the Preferred Shares Agreement are qualified in the entirety by reference to the terms of those agreements, copies of which are included as exhibits to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion in Item 1.01 above, which is incorporated by reference.

Item 3.03 Material Modification of Rights of Security Holders

Reference is made to the discussion in Item 1.01 above, which is incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on July 4, 2012, the Board accepted the resignation of Yossi Rasp as Secretary of the Company. Mr. Rasp submitted his resignation on that day.

The Board elected Joshua Yifat, currently the Chief Financial Officer, to the additional position of Secretary, effective immediately on Mr. Rasp’s resignation. Mr. Yifat will continue to hold the office of Chief Financial Officer.

Information about Mr. Yifat was previously provided in Item 5.02 of the Company’s Current Report on Form 8-K filed on April 12, 2011 and in Item 10 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011, filed on December 14, 2011. No changes were made to Mr. Yifat’s compensation in connection with his election as Secretary of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.15	Revolving Credit, Term Loan and Security Agreement
10.16	Preferred Stock Repurchase Agreement

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  August 2, 2012

ABSOLUTE LIFE SOLUTIONS, INC.

By:	/s/ Joshua Yifat
Joshua Yifat
Treasurer and Chief Financial Officer